Exhibit 5.1

February 10, 2026

Shuttle Pharmaceuticals Holdings, Inc.

401 Professional Drive, Suite 260

Gaithersburg, MD 20879

Ladies and Gentlemen:

We have acted as special counsel to Shuttle Pharmaceuticals Holdings, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), of the Company’s Registration Statement on Form S-1, initially filed on February 10, 2026 (the “Registration Statement”). The Registration Statement covers the proposed best-efforts public offering by the Company of (i) up to $3,500,000 of shares (the “Shares”) of common stock, par value $0.00001 per share, of the Company (the “Common Stock”), (ii) pre-funded warrants to purchase up to $3,500,000 of shares of Common Stock (the “Pre-Funded Warrants”) and, (iii) up to $3,500,000 of shares of Common Stock (the “Warrant Shares”) issuable upon the exercise of the Pre-Funded Warrants. We understand that the Shares and Pre-Funded Warrants will be issued to investors participating in the offering either pursuant to the Registration Statement or pursuant to that certain Securities Purchase Agreement between the Company and each purchaser party thereto (the “Purchase Agreement”).

In connection with this opinion, we have examined and relied upon the originals or copies certified or otherwise identified to our satisfaction of the following: (i) the Registration Statement, including the exhibits filed therewith, (ii) the Purchase Agreement and all annexes and schedules attached thereto, (iii) the minutes of meetings and resolutions of the board of directors of the Company as provided to us by the Company, (iv) the certificate of incorporation and bylaws of the Company, each as restated and/or amended to date, and (v) such other documents as we have deemed necessary for purposes of rendering the opinion hereinafter set forth.

In addition to the foregoing, we have relied as to matters of fact upon the representations made by the Company and its representatives. We have assumed the genuineness of all signatures on original documents, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such latter documents and the due authorization, execution and delivery of all documents where authorization, execution and delivery are prerequisites to the effectiveness of such documents. Other than our examination of the documents indicated above, we have made no other examination in connection with this opinion.

We are members of the Bar of the State of New York. We do not hold ourselves out as being conversant with, or expressing any opinion with respect to, the laws of any jurisdiction other than the laws of the State of New York and the General Corporation Law of the State of Delaware (the “DGCL”). Accordingly, the opinions expressed herein are expressly limited to the laws of the State of New York and the DGCL. Our opinion is based on these laws as in effect on the date hereof. We express no opinion as to whether the laws of any other jurisdiction are applicable to the subject matter hereof. We are not rendering any opinion as to compliance with any federal or state law, rule or regulation relating to securities, or to the sale or issuance thereof.

Based upon the foregoing and in reliance thereon, and subject to the qualifications, limitations, exceptions and assumptions set forth herein, we are of the opinion that the Shares have been duly authorized for issuance and, when issued and paid for and delivered by the Company in accordance with the Purchase Agreement and as described in the Registration Statement, will be validly issued, fully paid and nonassessable; that each Pre-Funded Warrant has been duly authorized for issuance by the Company and, when issued and delivered against payment therefor in accordance with the Purchase Agreement and as described in the Registration Statement, will constitute a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws affecting creditors’ rights generally and to general principles of equity; and that the Warrant Shares have been duly authorized for issuance and, when issued upon valid exercise of a Pre-Funded Warrant in accordance with its terms and against payment of the applicable exercise price therefor, will be validly issued, fully paid and nonassessable.

This opinion letter speaks only as of the date hereof and we assume no obligation to update or supplement this opinion letter if any applicable laws change after the date of this opinion letter or if we become aware after the date of this opinion letter of any facts, whether existing before or arising after the date hereof, that might change the opinions expressed above.

This opinion is furnished in connection with the filing of the Registration Statement and may not be relied upon for any other purpose without our prior written consent in each instance. Further, no portion of this opinion may be quoted, circulated or referred to in any other document for any other purpose without our prior written consent.

We hereby consent to the filing of this opinion with the SEC as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus which forms part of the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ Sullivan & Worcester LLP
Sullivan & Worcester LLP